Exhibit 10.24

P2020 RIG CO.

c/o Vantage Drilling Company

777 Post Oak Blvd

Suite 800

Houston, Texas 77056

USA

Attention: Chris Edward Celano

WAYZATA OPPORTUNITIES FUND II, L.P.

701 East Lake Street

Suite 300

Wayzata, Minnesota 55391

USA

Attention: Raphael T. Wallander

VANTAGE DRILLING COMPANY

777 Post Oak Blvd

Suite 800

Houston, Texas 77056

USA

Attention: Chris Edward Celano

28 February 2011

Dear Sirs

P2020 Rig Co. – US$100,000,000 Term Facility Agreement dated 26 August 2009 between, amongst others, P2020 Rig Co. as Borrower, Wayzata Investment Partners LLC as Administrative Agent, Wayzata Opportunities Fund II, L.P. as Lender and Vantage Drilling Company as Guarantor (the “Facility Agreement”)

1.	Unless otherwise defined herein, capitalised terms used in this letter shall have the meaning given to them in the Facility Agreement or, if not defined therein, the other Finance Documents (as defined in the Facility Agreement), as applicable.

2.	As notified to us, as Administrative Agent, in the letter from the Borrower and Guarantor dated January 19, 2011 and supplemented by further letter dated February 28, 2011 (collectively and along with the appendices attached thereto, the “Waiver Request”), the Borrower has requested that we waive certain requirements relating to a Rig Drilling Contract with Petronas Carigali (the “Petronas Contract”). A true and correct copy of the Waiver Request is attached hereto as Exhibit A. A true and correct copy of the Petronas Contract is attached hereto as Exhibit B.

3.	Attached to the Waiver Request as Appendix A and Appendix B were a list of specific items in the Petronas Contract that did not comply with the requirements set forth in the Facility Agreement and Schedule 4 thereto for which you have requested this waiver.

4.	In response to the Borrower’s request, we (on behalf of the Lender) agree to waive, with effect from the date of the last countersignature of this letter, non-compliance by the Borrower with those requirements under the Facility Agreement in relation to the Petronas Contract as set out in the Waiver Request. For the avoidance of doubt, this waiver only relates to the Petronas Contract and does not constitute a waiver of the Administrative Agent or the Lender’s rights with respect to any other Rig Drilling Contracts or, with respect to the Petronas Contract, to any provisions not specifically addressed in the Waiver Request.

5.	This letter is provided without prejudice to the Borrower’s continuing obligations under the Finance Documents and such continuing obligations shall remain in full force and effect. The Lender reserves any right or remedy it may have now or in the future.

6.	Except the specific waivers set out in this letter, nothing in this letter shall be deemed to be a further waiver by us of, or consent by us to, any breach or potential breach (present or future) of any provision of the Transaction Documents.

7.	In addition to the amendment costs referred to at paragraph 9 below and in consideration of the Lender providing this waiver, a waiver fee in the amount of US$2,000,000 (the “Waiver Fee”) shall be paid by the Guarantor to the Lender upon countersignature of this letter to the following account:

Account Name: Wayzata Opportunities Fund II, L.P.

Account Bank: JP Morgan Chase New York

Account No: 304990833

Bank ABA: 021000021

Currency: USD

For the avoidance of doubt, no funds available to the Borrower or standing to the credit of the Accounts shall be applied in or towards payment of the Waiver Fee.

8.	A new clause 7.4(c) shall be inserted in the Facility Agreement as follows:

“(c)	Provided that (in the sole opinion of the Lender) no Default is then continuing on the proposed prepayment date, at any time between 28 February 2011 and 31 August 2011, the Borrower may, if it gives the Administrative Agent not less than seven (7) Business Days’ prior written notice (or such shorter period as the Lender may in its sole discretion agree), prepay and discharge the outstanding Loan (including any PIK Interest Amount owed in relation thereto) by paying to the Lender an amount equal to all accrued and unpaid Cash Interest Payments due and owing as at the proposed prepayment date, plus the amount specified below for the period in which the proposed prepayment date falls:

Period (all dates inclusive):	Amount:

On 28 February 2011	One hundred and thirty six million, two hundred and fifty thousand Dollars (US$136,250,000)

From 1 March 2011 until 31 March 2011	One hundred and thirty five million Dollars (US$135,000,000)

From 1 April 2011 until 30 April 2011	One hundred and thirty three million, seven hundred and fifty thousand Dollars (US$133,750,000)

From 1 May 2011 until 31 May 2011	One hundred and thirty two million, five hundred thousand Dollars (US$132,500,000)

From 1 June 2011 until 30 June 2011	One hundred and thirty one million, two hundred and fifty thousand Dollars (US$131,250,000)

From 1 July 2011 until 31 July 2011	One hundred and thirty million Dollars (US$130,000,000)

From 1 August 2011 until 31 August 2011	One hundred and twenty eight million, seven hundred and fifty thousand Dollars (US$128,750,000)”

9.	In accordance with clause 15.2 (Amendment Costs) of the Facility Agreement, where an amendment, waiver or consent to or in respect of any Finance Document is requested by an Obligor, the Borrower shall, within three Business Days of demand, reimburse the Administrative Agent for the amount of all costs and expenses reasonably incurred by the Finance Parties in responding to, evaluating, negotiating or complying with the request. In accordance with this provision we will contact you shortly with a request for reimbursement.

10.	The Guarantor agrees by its countersignature below that its obligations as Guarantor shall remain in full force and affect in respect of the Facility Agreement as varied by this letter.

11.	This letter is designated a Finance Document under the Facility Agreement.

12.	This letter and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of England and Wales.

13.	Please sign and return this letter to us within three Business Days of the date of this letter to confirm your agreement with its terms.

14.	If we do not receive a fully countersigned copy of this letter and payment of the Waiver Fee within three Business Days of the date of this letter, the waivers set out in this letter will lapse. Borrower shall remit the Waiver Fee on the same Business Day it executes this letter. Borrower’s failure to cause the payment of the Waiver Fee on or before the Business Day on which it executes this letter constitutes an Event of Default under the Facility Agreement

15.	This letter may be countersigned in any number of counterparts. The countersignature of more than one counterpart shall have the same effect as if each of the signatures on each of the counterparts were on a single copy of this letter.

Yours sincerely,

/s/ Mary I. Burns

Wayzata Investment Partners LLC

We acknowledge and confirm our agreement to the terms of this letter.

Signed	/s/ Christopher G. DeClaire

P2020 Rig Co. (as Borrower)

Date	February 28, 2011

Signed	/s/ Blake M. Carlson

Wayzata Opportunities Fund II, L.P. (as Lender)

Date	February 28, 2011

Signed	/s/ Christopher G. DeClaire

Vantage Drilling Company (as Guarantor)

Date	February 28, 2011